Exhibit 99.14

Pazoo, Inc. CEO, David Cunic, Participating in Romp to Stomp Charity Event

CEDAR KNOLLS, N.J., Jan. 18, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCBB Symbol: PZOO (German WKN#: A1J3DK) is pleased to announce that CEO, David Cunic, will be participating in New Jersey's Romp to Stomp Charity Event held on January 19, 2013.

Modeled after the highly successful Race for the Cure®, the Tubbs Romp to Stomp out Breast Cancer event consists of a 3k or 5k snowshoe walk or a 3k snowshoe race.  Since starting in 2003, the Tubbs Romp to Stomp out Breast Cancer Snowshoe Series® has engaged nearly 36,000 people nationwide in the sport of snowshoeing and has raised more than 2.2 million dollars for Susan G. Komen.

The event has grown every year and is now the largest snowshoe series in the world. Romp to Stomp started in New Jersey 2008 and has had 1,183 participants to date and has raised $81,880.38 for Susan G Komen.  As a National Partner of Susan G Komen, Tubbs Snowshoes donates 100% of the donations it receives from each U.S. Romp to Stomp event, as well as all event proceeds less event costs and expenses.  The minimum guaranteed donation is $100,000.

CEO of Pazoo, Inc., David Cunic, said "At Pazoo we believe in helping charities and non profit agencies as much as we can.  Many of Pazoo's Experts, staff, friends and relatives have known people who have had bouts with breast cancer.  That is why this is a special charity for us.  In addition, the leader of the organization that we are walking with has been a long time close personal friend and it is an honor and privilege to walk with her in this event."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital, TV, and retail stores, as well as its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.